Scudder Kemper Investments, Inc.
                                               Two International Place
                                               Boston, MA  02110
                                               September 2, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

RE: Scudder Global Fund and Scudder International Bond Fund, each a series of Global/International Fund, Inc. (Reg. No. 33-5724) (811-4670) (the "Fund") Post-Effective Amendment No. 34 to Registration Statement on Form N-1A

Ladies and Gentlemen:

         We are filing today through the EDGAR system on behalf of the Funds, Post-Effective Amendment No. 34 to the above-referenced Corporation's Registration Statement on Form N-1A (the "Amendment"). The Amendment has been electronically coded to show changes from the Prospectus and Statement of Additional Information dated November 1, 1997, filed with Securities and Exchange Commission (the "Commission") on October 28, 1997.

         The Amendment is filed pursuant to Rule 485(a) under the Securities Act of 1933 and Rule 8b-16 under the Investment Company Act of 1940 for review and comment by the staff of the Commission. The Amendment is expected to become effective on November 1, 1998.

         The Amendment is being filed to include disclosure with regard to new investment management agreements between the Funds and Scudder Kemper Investments, Inc., newly standardized fundamental and non-fundamental investment restrictions and the addition of disclosure reserving the Funds' right to convert to a master-feeder fund structure.

         Please direct any comments or questions on this filing to the undersigned at (617) 295-2592.

                                          Very truly yours,

                                          /s/Jeanne Carrol
                                          Jeanne Carroll

cc:  Allison First, Dechert Price & Rhoads